STEP AHEAD INVESTMENTS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

         STEP AHEAD INVESTMENTS, INC., a California corporation (the "Company"), hereby grants to (the "Optionee"), an option (the "Option") to purchase_____________ (_____) shares of Common Stock of the Company (the "Shares"), at the price per Share (the "Option Price") set forth herein, and in all respects subject to the terms, definitions and provisions of the Company's amended Long Term Incentive Plan (the "Plan"), which is incorporated herein by reference.

     1. Nature of the Option. The Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2.  Option  Price.  The  Option  Price is  ________________________________
Dollars ($_____) for each Share.

     3. Vesting and Right to Exercise. The Option shall vest and become exercisable during its term in accordance with the provisions of Article VI of the Plan as follows:

             (a)  Vesting and Right to Exercise.

                  (i) The Option shall vest as to the Shares indicated on the following schedule:

           Date:_________________        No. of Shares:_______________
           Date:_________________        No. of Shares:_______________
           Date:_________________        No. of Shares:_______________
           Date:_________________        No. of Shares:_______________

Subject to the provisions of subparagraphs (ii) and (iii) below, the Optionee may exercise this Option as to any portion which has vested until the expiration of the Option Term as set forth in paragraph 7.

                  (ii) In the event of the Optionee's death, total and permanent disability or other termination of employment, the exercisability of the Option shall be governed by Article 6.2.5 of the Plan applicable to options issued to Employees.
                  (iii) The Option may not be exercised for fractional shares.

             (b) Method of Exercise. In order to exercise this Option as to any portion as to which this Option has vested, the Optionee shall notify the Company in writing of the election to exercise the Option, and the number of Shares as to which the Option is being exercised by executing and delivering to the Chief Financial Officer of the Company the Notice of Exercise, a form of which is attached hereto as Exhibit A. The certificate or certificates for Shares as to which the Option has been exercised shall be registered in the name of the Optionee.

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             (c)  Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of any
appropriate   investor   representation   statement.   Accordingly,   the  stock
certificate for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

       4. Non-Transferability of Option. This option may be exercised during the lifetime of the Optionee only by the Optionee and, subject to the provisions of Article 10.5 of the Plan, may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

       5. Method of Payment. Payment of the Option Price shall be by cash or cashier's check.

       6. Adjustments Upon Changes in Capitalization or Merger. The number of Shares covered by this Option shall be adjusted in accordance with the provisions of Article 11.1 of the Plan in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

       7.  Option Term.   This Option may be exercised after the date of grant
of this Option, as set forth below, through 5:00 p.m., ________________, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

       8. Not Employment Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law. This is not an employment contract.

       9. Income Tax Withholding. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local laws as a result of the exercise of this Option. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, the Optionee agrees to pay the Company the amount of any such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an employee of the Company at that time.


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DATE OF GRANT: ___________________

                                           STEP AHEAD INVESTMENTS, INC.



                                           By:_________________________________
                                               Eric R. Stauss, President/COO

The Optionee represents that he or she is familiar with the terms and provisions of the Plan, and that a copy of the Plan has been made available to the Optionee, and accepts this Option subject to all of the terms and provisions thereof. The Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the committee appointed by the Company to administer the Plan (or if no such committee has been appointed, the Board of Directors of the Company) upon any questions arising under the Plan.

Dated:_____________, 19__



                                                _______________________________
                                                Signature of Optionee



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